Exhibit 99.2
March 15, 2006
Carmike Cinemas, Inc. Names New Chief Financial Officer
Columbus, Georgia —Carmike Cinemas, Inc. (NASDAQ: CKEC) announced today its appointment of Richard B. Hare to the position of Senior Vice President-Finance, Treasurer and Chief Financial Officer. Mr. Hare will replace Martin A. Durant, whose previously announced retirement is effective the later of March 31, 2006 or the date immediately following the filing of Carmike’s Form 10-K for the year ended December 31, 2005.
Mr. Hare will join the Company on March 27, 2006 but will assume duties of Senior Vice President-Finance, Treasurer and Chief Financial Officer upon the effective date of Mr. Durant’s retirement. Mr. Hare, 39, has served as Chief Accounting Officer and Controller for Greenfuels Holding Company, LLC and its affiliates since August 2002. Greenfuels is a privately-held energy development and management services company based in Birmingham, Alabama. While at Greenfuels, he was responsible for accounting, financial reporting, information systems, risk management, credit and collections as well as regulatory and financial compliance for multiple closely held entrepreneurial companies. He previously served as Assistant Treasurer for Sanmina-SCI Corporation (NASDAQ: SANM). Prior to joining, Sanmina, Mr. Hare served as Treasurer of Wolverine Tube, Inc. (NYSE: WLV). Mr. Hare began his career at Coopers & Lybrand.
Mr. Hare holds a Master in Business Administration from Vanderbilt University and an undergraduate degree form Auburn University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
“We are pleased to welcome Richard to the Carmike team,” stated Michael W. Patrick, Chairman of the Board, President and CEO. “We believe his extensive financial reporting and public company experience will be a valuable asset to Carmike.”
Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 301 theatres and 2,475 screens in 37 states, as of December 31, 2005. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000. Carmike’s common stock is traded on the NASDAQ National Market under the ticker symbol “CKEC”. For more information visit Carmike’s website, www.carmike.com.
COMPANY CONTACT:
Judy Russell
Director of Investor/Public Relations
706/576-2737